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                                                                    Exhibit 99.1

Contacts:

Media             Libby Korosec                      John Dinsmore
                  Broadwing Inc.                     Feldman Communications
                  (513) 397-1589                     (410) 571-8900
                  LIBBY.KOROSEC@CINBELL.COM          JDFELCOM@AOL.COM

Investors         Hugh Anderson                      Doug Poretz
                  Broadwing Inc.                     The Poretz Group
                  (513) 397-7877                     (703) 506-1778
                  HUGH.ANDERSON@BROADWING.COM        DOUG@PORETZ.COM

              BROADWING INC. MAKES EQUITY INVESTMENT IN E-NET, INC. PARTNERSHIP WILL BRING QUALITY VOICE OVER THE INTERNET TO MARKET

FOR IMMEDIATE RELEASE

         CINCINNATI, OH and GERMANTOWN, MD - December 8, 1999 - Broadwing Inc. (NYSE:BRW), a data and Internet-centric communications powerhouse with the nation's premier, next-generation network, and e-Net, Inc. (NASDAQ: ETEL), a leader in revolutionizing the way consumer and businesses use the Internet to place and receive telephone calls, announced today that Broadwing is making an equity investment in e-Net.

         BroadWing and e-Net have reached an agreement where Broadwing has chosen to exercise its option to acquire 18.26 percent of e-Net's issued and outstanding shares for $10.8 million.

         Under the terms of the agreement, Broadwing is providing e-Net access to Gemini2000 - a coast-to-coast, next-generation Internet backbone - network support, collocation space, joint marketing and sales support. e-Net will provide software and installation support, long distance routing capability on an IP data network, technology and customer support. ZeroPlus.com currently offers a variety of fee-based, value-added services and features. Under the agreement, Broadwing will be the sole provider of network capacity, termination and other network elements for e-Net's subsidiary ZeroPlus.com for two years.

         "We're changing the rules on how people communicate in business. That's what the Internet is all about," said Richard Ellenberger, Broadwing president and CEO. "Together with e-Net, Broadwing will use quality voice on the Internet to attack the market and give our customers strategic advantages."

         "The Internet telephony market is rapidly heating up and is projected to be explosive in its growth," said Robert A. Veschi, e-Net, Inc. president and CEO." This investment by our business partner Broadwing puts us in a position to realize the market leadership potential of our subsidiary ZeroPlus.com by becoming the premier provider of Internet telephone services. With a partner like Broadwing, we believe we have the technological edge, access to the installed next-generation IP backbone network, and the financial resources that will enable us to provide a superior voice over IP solution to a huge emerging market."

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         The number of shares subject to the exercise of options was 1,888,653 at a price of $5.74 per share.

ABOUT BROADWING INC.

         Broadwing Inc. (NYSE: BRW) is an integrated communications powerhouse delivering voice, data, wireless, and Internet solutions to a variety of customers nationwide. Focused on customer service combined with a premier next-generation fiber network and award winning IP backbone, Broadwing's reliable high-bandwidth data and Internet capabilities give businesses a competitive advantage. Headquartered in Cincinnati, Ohio with 5,500 employees in 37 cities, Broadwing can be found on the World Wide Web at broadwing.com.

ABOUT E-NET AND ZEROPLUS.COM

         e-Net, Inc. is a recognized leader in developing hardware and software technology that allows voice to be transmitted over data networks, including the Internet, IP, ATM, or Frame Relay. The company's wholly owned subsidiary, ZeroPlus.com, provides consumers with their own permanent Internet telephone number and specialized software that enables them to place and receive phone calls anytime, anywhere via their computers--completely free of charge. The revolutionary aspect of this service is that domestic Internet calls are made by dialing "0" plus a 10-digit number and international calls by dialing "00" plus the number, very similar to the way people make calls on a traditional phone network. To begin using this new service, consumers first register on-line at WWW.ZEROPLUS.COM, select their permanent Internet phone number and download e-Net's free software. With three simple steps, consumers can place and receive free calls over the Internet, PC to PC. The new, free instant messaging capabilities expand the ZeroPlus.com portfolio of services, which also includes call hold, caller ID and speed dial at no charge. ZeroPlus.com also can deliver free phone calls that travel "off" the Internet to 800, 888, and 877 numbers across the nation and around the world.

Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation reform Act of 1995. The words "estimate," "project," "intend," "expect," "believe," and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. For additional information regarding these and other risks and uncertainties associated with Broadwing and e-Net's businesses, reference is made to their reports filed from time to time with the Securities and Exchange Commission.



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